As filed with the Securities and Exchange Commission on March 30, 2026
Registration No. 333-
___________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933
___________________________
BICARA THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	83-2903745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Bicara Therapeutics Inc.
116 Huntington Ave, Suite 703
Boston, MA 02116
(617) 468-4219
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
Bicara Therapeutics Inc. 2024 Stock Option and Grant Plan
Bicara Therapeutics Inc. 2026 Inducement Plan
(Full title of the plans)
Claire Mazumdar, Ph.D.
Chief Executive Officer
116 Huntington Ave, Suite 703
Boston, MA 02116
(617) 468-4219
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq. Gabriela Morales-Rivera, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Lara Meisner, Esq. Chief Legal Officer 116 Huntington Ave, Suite 703 Boston, MA 02116 (617) 468-4219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	□	Accelerated filer	□
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers (i) an additional 2,830,036 shares of common stock, par value $0.0001 per share (“Common Stock”) of Bicara Therapeutics Inc. (the “Registrant”) to be issued under the Registrant’s 2024 Stock Option and Grant Plan (the “2024 Plan”) and (ii) 1,000,000 shares of Common Stock under the Registrant’s 2026 Inducement Plan (the “Inducement Plan”).

2024 Plan Evergreen Increase

The number of shares of Common Stock reserved and available for issuance under the 2024 Plan is subject to an automatic annual increase each January 1 by an amount equal to five percent (5%) of the number of the Outstanding Shares (as defined in the 2024 Plan and which includes the number of shares issued and outstanding as well as the number of shares issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire stock for a nominal exercise price) on the immediately preceding December 31 or such lesser number of shares as determined by the Administrator (as such term is defined in the 2024 Plan). Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2024 Plan increased by 2,830,036 shares.

This Registration Statement on Form S-8 registers these additional 2,830,036 shares of Common Stock under the 2024 Plan. These shares are of the same class as other securities relating to the 2024 Plan for which the Registrant’s Registration Statement on Form S-8 (File No. 333-282113) filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2024 and the Registrant’s Registration Statement on Form S-8 (File No. 333-286209) filed with the Commission on March 28, 2025 are effective. The information contained in the Registrant’s Registration Statement on Form S-8 (Registration No. 333-282113) and the Registration Statement on Form S-8 (File No. 333-286209) is hereby incorporated by reference pursuant to General Instruction E.

2026 Inducement Plan

On January 28, 2026, the Registrant’s board of directors adopted the Inducement Plan pursuant to which the Registrant reserved 1,000,000 shares of Common Stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market. The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock awards, restricted stock units, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market. This Registration Statement on Form S-8 also registers these 1,000,000 shares of Common Stock under the Inducement Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 30, 2026;

(b)the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 from its definitive proxy statement on Schedule 14A filed with the Commission on April 25, 2025 (other than information furnished rather than filed);

(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 12, 2026, February 19, 2026 and February 26, 2026; and

(d)The description of the Registrant’s capital stock contained in its Registration Statement on Form 8-A (File No. 001-42271), filed with the Commission on September 10, 2024, and as set forth by the description of the Registrant’s securities set forth in Exhibit 4.3—Description of Securities to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 30, 2026, and any other amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration

Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its fifth amended and restated certificate of incorporation and third amended and restated bylaws that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, the Registrant’s directors and officers will not be personally liable to it or its stockholders for monetary damages or breach of fiduciary duty as directors or officers, except for liability for:

•any breach of their duty of loyalty to the Registrant or its stockholders;

•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•for the Registrant’s directors, any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions;

•any transaction from which they derived an improper personal benefit; or

•for the Registrant’s officers, any derivative action by or in the right of the corporation.

These limitations of liability do not alter director and officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s third amended and restated bylaws provide that:

•it will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•it will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 9. Undertakings.

(a)The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-42271) filed on September 16, 2024).
4.2	Third Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K (File No. 001-42271) filed on September 16, 2024).
4.3
Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated December 6, 2023. (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-281722) filed on August 22, 2024).

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-281722) filed on September 6, 2024).
4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (File No. 001-42271) filed on February 26, 2026).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1
Bicara Therapeutics Inc. 2024 Stock Option and Grant Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-281722) filed on September 6, 2024).

99.2
Bicara Therapeutics Inc. 2026 Inducement Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K (File No. 001-42271) filed on March 30, 2026).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 30th day of March, 2026.

BICARA THERAPEUTICS INC.

By:	/s/ Claire Mazumdar
Name: Claire Mazumdar, Ph.D. Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Claire Mazumdar, Ph.D., Ryan Cohlhepp, Pharm.D. and Ivan Hyep as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Claire Mazumdar		March 30, 2026
Claire Mazumdar, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ivan Hyep		March 30, 2026
Ivan Hyep	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)

/s/ Ryan Cohlhepp		March 30, 2026
Ryan Cohlhepp, Pharm.D.	President, Chief Operations Officer and Director

/s/ Michael Powell		March 30, 2026
Michael Powell, Ph.D.	Director, Chairperson

/s/ Christopher Bowden		March 30, 2026
Christopher Bowden, M.D.	Director

/s/ Kate Haviland		March 30, 2026
Kate Haviland	Director

/s/ Nils Lonberg		March 30, 2026
Nils Lonberg, Ph.D.	Director

/s/ Kiran Mazumdar-Shaw		March 30, 2026
Kiran Mazumdar-Shaw	Director

/s/ Carolyn Ng		March 30, 2026
Carolyn Ng, Ph.D.	Director

/s/ Scott Robertson		March 30, 2026
Scott Robertson	Director

/s/ Jake Simson		March 30, 2026
Jake Simson, Ph.D.	Director